Exhibit 21

                                          Subsidiaries of the Registrant
Name under which Subsidiaries do          State or other Jurisdiction of
             Business                     Incorporation or Organization
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ATA Airlines, Inc. (formerly
   American Trans Air)                      Indiana
Ambassadair Travel Club, Inc.               Indiana
American Trans Air Leisure Corporation      Indiana
Amber Travel, Inc.                          Indiana
American Trans Air Training Corporation     Indiana
American Trans Air Execujet, Inc.           Indiana
ATA Cargo, Inc.                             California
Chicago Express Airlines, Inc.              Georgia